PRESS RELEASE                                                                                                                             June 12, 2008
                Contact: John Parry
                                                                        Chief Financial Officer
                3524 Airport Road
                Maiden, NC  28650
                (828) 464-8741 Ext. 6677

FOR IMMEDIATE RELEASE

AIR T, INC. REPORTS FISCAL 2008 RESULTS

MAIDEN, NC - Air T, Inc. (NASDAQ Capital Market: AIRT) announces record consolidated net earnings of $3,402,000 ($1.40 per diluted share) for fiscal 2008, which ended March 31, 2008, compared to net earnings of $2,486,000 ($0.94 per diluted share) for fiscal 2007.  Consolidated revenue for fiscal 2008 was $78,399,000 compared to $67,303,000 for fiscal 2007.

Consolidated revenue increased $11,096,000 to $78,399,000 in fiscal 2008.  This 17% increase resulted from a $7,911,000 (25%) increase in ground equipment revenue and a $3,185,000 (9%) increase in air cargo revenue. The increase in ground equipment revenue related to a significant increase in the number of commercial deicer units sold as well as additional sales revenue contributed by the new Global Aviation Services start up operation.  The increase in air cargo revenue was attributed to increased maintenance hours produced in fiscal 2008 combined with an increase in billable labor rates.

The $916,000 increase in fiscal 2008’s net earnings represented a 37% increase over the prior year, which had previously been the highest annual earnings recorded by the Company.  The increase is directly attributed to the increase in revenue provided by both operating segments.

Walter Clark, Chairman and Chief Executive Officer of the Company, commented, “We are excited to share these record results with our stockholders.  We have been able to build upon our existing customer relationships with FedEx and the U. S. Military while also building relationships with many new customers.  Fiscal 2008 was the result of hard work that has been going on for a number of years. We had a record backlog at March 31, 2007 of $16.8 million, which fueled much of our growth and success in 2008.   We are pleased to report a new record backlog of $25.3 million at March 31, 2008, which should provide for continued success in the coming year.”

FINANCIAL HIGHLIGHTS
(In thousands, except per share data)

	03/31/2008	03/31/2007

Operating Revenues	$78,399	$67,303

Net Earnings	$3,402	$2,486

Net Earnings Per Share - diluted	$1.40	$0.94

Average Weighted Shares Outstanding - Diluted	2,435	2,650

Air T, through its subsidiaries, provides overnight air freight service to the express delivery industry, and manufactures, sells and services aircraft ground support and special purpose industrial equipment.  Air T is one of the largest, small-aircraft air cargo operators in the United States.  Air T’s Mountain Air Cargo and CSA Air subsidiaries currently operate a fleet of single and twin-engine turbo-prop aircraft daily in the eastern half of the United States, Puerto Rico and the Caribbean Islands.  Air T’s ground support operations, including its Global Ground Support and Global Aviation Services subsidiaries, manufacture and service aviation support and other specialized military and industrial equipment, in addition to providing airport facilities maintenance. Global Ground Support is one of the largest providers of deicing equipment in the world.

Statements in this press release, which contain more than historical information, may be considered forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) which are subject to risks and uncertainties.  Actual results may differ materially from those expressed in the forward-looking statements because of important potential risks and uncertainties, including but not limited to the risk that contracts with major customers will be terminated or not extended or that purchase orders for Company products may be withdrawn, uncertainty regarding legal actions against the Company relating to the collapsed boom at the Philadelphia airport and the Company’s legal action against the subcontractor that designed, manufactured and warranted the deicing booms initially sold by Global for installation at the Philadelphia airport, the future economic conditions, inflation rates, competition, changes in technology or government regulation, and the impact of future terrorist activities in the United States and abroad.  A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur.  We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

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